 For Immediate Release

ACCEPTANCE INSURANCE COMPANIES
TO ACQUIRE IGF CROP INSURANCE ASSETS

(Omaha, Nebraska, May 23, 2001). Acceptance Insurance Companies Inc. (NYSE: AIF) and IGF Insurance Company today signed a definitive agreement for Acceptance Insurance Companies Inc. and its affiliates to purchase the crop insurance assets of IGF Insurance Company. IGF Insurance Company is a subsidiary of Symons International Group, Inc. (NASD: SIGC.OB) and the nation's fifth largest crop insurance company. American Agrisurance and other Acceptance companies are the nation's third largest crop insurance company.

Directors of all affected companies have approved the agreement, according to Acceptance President and Chief Executive Officer John E. Martin. The purchase is subject only to regulatory approvals, which the companies expect to receive before the end of June.

“Bringing these two companies together allows us to create a new presence in the crop insurance industry, combining the best of both organizations into a single, focused and efficient operation,” Martin said. “The next step is to make sure this transition is a smooth one for the tens of thousands of agents and farmers these companies serve, and that’s where we are now concentrating all of our efforts.”

Since January 2000 Acceptance periodically has sold various portions of its property and casualty insurance operations, including a transaction announced earlier this month. “Today’s agreement is another part of the Company’s ongoing strategy to build on the strength of our AmAg unit, a leading provider of agricultural risk management products and services,” said Martin. “We have increased the Company resources dedicated to this business consistently during the past 17 months and adding the assets of IGF will continue to build AmAg’s ability to help farmers protect against bad weather, low commodity prices and other risks.”

Martin continued, “These two companies have led the industry in developing innovative new products for farmers’ risk management needs. AmAg invented Crop Revenue Coverage, which quickly became the most popular new crop insurance product ever introduced. IGF developed the unique HAILPLUS™ system that is the most successful product of its kind in the industry, and the first to allow agents to write MPCI and Crop-Hail on the same application. We expect to continue this leadership.”

Dennis M. Daggett, President of IGF Holdings, Inc., said, “We are excited about the new opportunities the combined resources of IGF and AmAg can create for agricultural producers and crop insurance agents. The new company should be able to provide the best products and services in our industry.”

Acceptance Insurance Companies Inc. is an insurance holding company providing agricultural risk management products and services throughout the United States. American Agrisurance®, the Company’s wholly owned crop insurance marketing subsidiary, is a recognized leader in the crop insurance industry. Symons International Group also is an insurance holding company and through its Superior Insurance Company and Pafco General Insurance Company is a leading nonstandard automobile insurer.

This release includes forward-looking statements with respect to the Company’s expected future financial results. Such forward-looking statements are subject to inherent risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements, including factors noted in the Company’s Form 10K for the year ended December 31, 2000, which are incorporated herein by reference.

Contacts:

John E. Martin
President and Chief Executive Officer
Acceptance Insurance Companies Inc.
800.228.7217

Michael R. McCarthy
Chairman
Acceptance Insurance Companies Inc.
800.228.7217